Exhibit 10.111

AMENDMENT #9 TO 2006 CONSOLIDATED INCENTIVE PLAN, as amended ('Plan')

Effective January 27, 2017 (per Board meeting of that date), the Plan is amended as follows:

1-
To increase the permitted annual maximum grant of options (or other grants) to a single employee/consultant under the Plan from 1,000,000 up to 2,500,000 options (or other types of grants related to shares of common stock as authorized under the Plan) in a calendar year; and

2-
The Plan is further amended regarding termination of 'Employee Participants' upon death that will make their treatment equivalent to the treatment of 'Non-Employee Participants' set forth in Section 6.e) (2) (i) so that such options will terminate per the expiration date set forth in the option agreements of options held by them.

These amendments shall control as to these provisions notwithstanding any other provisions in the Plan.